EXHIBIT 3.1
CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION
          EZCORP, Inc. (the “Corporation”) organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
     I. The Board of Directors of the corporation adopted a resolution by unanimous written consent authorizing the amendment of the Certificate of Incorporation of said Corporation to modify the number of authorized Class A Non-Voting Common Stock and delete the entire series of Preferred Stock.
     II. The Certificate of Incorporation of the Corporation is hereby amended as follows:
               A. By striking the first and second paragraphs of Article “FOURTH” and by substituting in lieu thereof the following:
                    FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Fifty-seven million (57,000,000) shares of capital stock, classified as (i) Fifty-four million (54,000,000) shares of Class A Non-Voting Common Stock, par value $0.01 per share (“Class A Non-Voting Common Stock), and (ii) Three million (3,000,000) shares of Class B Voting Common Stock, par value $0.01 per share (“Class B Voting Common Stock).
                    The designations and the powers, preferences, rights, qualifications, limitations, and restrictions of the Class A Non-Voting Common Stock and Class B Voting Common Stock are as follows:
               B. By striking enumerated section 1, under the second paragraph of Article “FOURTH” and by substituting in lieu thereof the following:
                         1. Intentionally Omitted.
               C. By striking section 2, paragraph (d) of Article “FOURTH” and by substituting in lieu thereof the following:
                    (d) The holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the board of directors at any time and from time to time out of any funds of the Corporation legally available therefore; provided, however, that any dividend upon the Common Stock that is payable in Common Stock shall be paid only in Class A Non-Voting Common Stock to the holders of class A Non-Voting Common Stock and only in Class B Voting common Stock to the holders of Class B Voting Common Stock.

               D. By striking section 2, paragraph (e) of Article “FOURTH” and by substituting in lieu thereof the following:
                    (e) In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of that Corporation, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them, regardless of whether such shares are shares of Class A Non-Voting Common Stock or Class B Voting Common Stock. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this Paragraph (e), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange, or conveyance of all or a part of the assets of the Corporation.
               E. By striking section 3, paragraph (a) of Article “FOURTH” and by substituting in lieu thereof the following:
                    (a) Subject to the foregoing provisions of this Certificate of Incorporation, the Corporation may issue shares of its Class A Non-Voting Common Stock and Class B Voting Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the board of directors of the Corporation, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.
III. The amendment to the Certificate of Incorporation herein certified has been duly approved by the Corporation’s Board of Directors and was duly adopted by unanimous written consent of the stockholders entitled to vote in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 26th day of September, 2008.

EZCORP, Inc.
By:	/s/ Connie Kondik
Connie Kondik, Vice President